Contact: David Reavis         (216) 429-5036 Exhibit 99.1
For release Thursday, April 28, 2016

TFS FINANCIAL LOAN VOLUME
REFLECTS STRENGTHENING HOUSING MARKET
(Cleveland, OH - April 28, 2016) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and six months ended March 31, 2016.
The Company reported net income of $19.3 million for the quarter ended March 31, 2016, compared to net income of $15.7 million for the quarter ended March 31, 2015. The improvement was due to a combination of a decrease in the provision for loan losses, higher net interest income, an increase in the net gain on the sale of loans and a decrease in non-interest expenses. The Company reported net income of $37.1 million for the six months ended March 31, 2016, compared to net income of $32.3 million for the six months ended March 31, 2015, with similar individual variances between the two periods.
“We’re very pleased with our latest quarterly financial results,” said Marc A. Stefanski, chairman and CEO. “Loan volume for home purchases was up 21% from a year ago, an indication of a strengthening housing market. Recently, we have averaged $100 million in loan applications per week. Increased volume enables us to grow our business, part of our three-dimensional approach to adding value for our shareholders, along with paying quarterly dividends and buying back stock. Overall, it was a very strong quarter and we are optimistic as we look ahead to the rest of the year.”
Net interest income was higher for both the three and six months ended March 31, 2016, as compared to the corresponding periods ended March 31, 2015. Interest income was higher as the average balance of loans for the six months ended March 31, 2016 increased $434.3 million from the six months ended March 31, 2015. However, the average balance of total interest-earning assets actually decreased from the previous year because last year's average balances reflected the use of the strategy to increase net income through the use of lower rate, short term borrowings from the Federal Home Loan Bank (the "FHLB") and investing those funds at the Federal Reserve. The essentially risk-free strategy increases net income slightly but also negatively impacts the interest rate spread and net interest margin due to the increase in the average balance of low yield interest-earning cash equivalents. Due to decreased effectiveness, the strategy was not utilized during the current year, which also contributed to the higher average cost of interest-bearing liabilities. The strategy remains an option, dependent on market rates, to be utilized in the future. The average cost of our interest-bearing liabilities is also higher in the current year, due in part to an increase in longer duration FHLB advances and brokered deposits, which improved our interest rate risk characteristics. In addition, interest rate swaps were used during the current fiscal year to extend the duration of some short-term FHLB advances and to refinance some existing FHLB advances into lower effective interest rates. Net interest income was $67.8 million for the quarter ended March 31, 2016 and $67.4 million for the quarter ended March 31, 2015. Net interest income increased $0.8 million, or 1.1%, to $135.4 million for the six months ended March 31, 2016 from $134.6 million for the six months ended March 31, 2015. The interest rate spread was 2.10% for the quarter ended March 31, 2016 and 2.00% for the quarter ended March 31, 2015. The interest rate spread for the six months ended March 31, 2016 was 2.11%, compared to 2.00% for the prior year. The net interest margin for the quarter ended March 31, 2016 was 2.25%, compared to 2.14% for the quarter ended March 31, 2015. The net interest margin for the six months ended March 31, 2016 was 2.25%, as compared to 2.14% for the six months ended March 31, 2015. The net interest rate spread and net interest margin reported in the fiscal 2015 periods were diluted by the effect of the borrowing and reinvesting strategy described above.
The Company recorded a negative provision for loan losses of $1.0 million for the three months ended March 31, 2016 compared to a provision of $1.0 million for the three months ended March 31, 2015. The Company recorded a negative provision for loan losses of $2.0 million for the six months ended March 31, 2016 compared to a provision of $3.0 million for the six months ended March 31, 2015. The Company reported $1.2 million of net loan charge-offs for the six months ended March 31, 2016 compared to $7.3 million for the six months ended March 31, 2015. Of the $1.2 million of net charge-offs in the current fiscal year, $0.2 million occurred in the residential core portfolio (first mortgage loans other than the Home Today portfolio), $0.3 million occurred in the equity loans and lines of credit portfolio and $0.7 million occurred in the Home Today portfolio. The allowance for loan losses was $68.3 million, or 0.60% of total loans receivable, at March 31, 2016, compared to $71.6 million, or 0.64% of total loans receivable, at September 30, 2015. Due to recoveries exceeding charge-offs, the Company reported $0.1 million of net recoveries of previously charged-off loans for the three months ended March 31, 2016 compared to $3.7 million of net charge-offs for the three months ended March 31, 2015. Of the $0.1 million of net recoveries, $0.2 million of net recoveries occurred in the residential core portfolio, $0.2 million of net recoveries occurred in the equity loans and lines of credit portfolio and $0.3 million of net charge-offs occurred in the Home Today portfolio. The Home Today portfolio, which essentially has been in run-off status since 2009, totaled $128.4 million at March 31, 2016 and $135.7 million at September 30, 2015.

Non-accrual loans decreased $7.6 million to $99.2 million, or 0.87% of total loans, at March 31, 2016 from $106.8 million, or 0.95% of total loans, at September 30, 2015. The $7.6 million decrease in non-accrual loans for the six months ended March 31, 2016 consisted of a $5.5 million decrease in the residential core portfolio; a $0.3 million decrease in the equity loans and lines of credit portfolio; a $1.3 million decrease in the Home Today portfolio; and a $0.4 million decrease in the construction portfolio.
Total loan delinquencies decreased $9.9 million to $55.6 million, or 0.49% of total loans receivable, at March 31, 2016 from $65.5 million, or 0.58% of total loans receivable, at September 30, 2015. The real estate owned portfolio decreased $6.2 million, or 35.44%, to $11.3 million at March 31, 2016 from $17.5 million at September 30, 2015.
Total troubled debt restructurings decreased $3.3 million at March 31, 2016, to $175.0 million from $178.3 million at September 30, 2015. Of the $175.0 million of troubled debt restructurings recorded at March 31, 2016, $100.1 million was in the residential core portfolio, $23.5 million was in the equity loans and lines of credit portfolio and $51.4 million was in the Home Today portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $68.6 million at March 31, 2016 and $70.5 million at September 30, 2015.
Total non-interest expenses decreased $0.8 million to $94.0 million for the six months ended March 31, 2016 from $94.8 million for the six months ended March 31, 2015. Decreases is marketing, real estate owned expenses and other operating expenses were partially offset by increases in salaries and benefits and office, property, equipment and software expenses. Lower levels of real estate owned assets and lower professional fees helped contribute to the lower overall expenses, particularly in the the current three month period. Compensation increases reflect normal salary and bonus increases, higher medical costs and the effect of the Company's higher stock price on equity-based compensation.
Total assets increased by $97.7 million, or slightly less than 1%, to $12.47 billion at March 31, 2016 from $12.37 billion at September 30, 2015. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments.
The combination of cash and cash equivalents and investment securities decreased $12.2 million, or 2%, to $728.2 million at March 31, 2016 from $740.4 million at September 30, 2015. However, the average balance of interest-earning cash equivalents for the six months ended March 31, 2016 was $120.7 million, compared to $1.1 billion at March 31, 2015, reflecting the larger investment balance maintained part of the prior year in connection with the strategy to increase net income discussed earlier.
The combination of loans held for investment, net and mortgage loans held for sale increased $108.4 million, or 1%, to $11.30 billion at March 31, 2016 from $11.19 billion at September 30, 2015. Residential core mortgage loans, including those held for sale, increased $158.1 million during the six months ended March 31, 2016, while the equity loans and lines of credit portfolio decreased $53.3 million. Total first mortgage loan originations were $1.00 billion for the six months ended March 31, 2016, of which 49% were adjustable rate mortgages and 25% were fixed-rate mortgages with terms of 10 years or less. During the six months ended March 31, 2016, loan sales of $93.0 million were completed, consisting of $59.1 million of current fixed-rate first mortgage loan originations that were delivered to Fannie Mae under an existing contract, $7.5 million of fixed rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II) and $26.4 million of fixed rate loans delivered to the FHLB under their Mortgage Purchase Program. Net gain on the sale of these loans was $2.7 million. During the six months ended March 31, 2015, loan sales of $56.1 million were completed, consisting of $45.2 million of fixed-rate first mortgage loans to Fannie Mae and $10.9 million of fixed rate loans that qualified under HARP II. Net gain on the sale of these loans was $1.8 million.
Deposits increased $32.0 million, or less than one percent, to $8.32 billion at March 31, 2016 from $8.29 billion at September 30, 2015. The increase in deposits was the result of a $22.7 million decrease in our savings accounts, a $15.9 million increase in our checking accounts, and a $38.8 million increase in our certificates of deposit ("CDs") for the six months ended March 31, 2016. To manage the cost and duration of our funds, maturing CDs were replaced by other savings products or borrowed funds from the FHLB, as needed. Total deposits include $539.9 million and $520.1 million of brokered CDs at March 31, 2016 and September 30, 2015, respectively.
Borrowed funds, all from the FHLB, increased $114.8 million, to $2.28 billion at March 31, 2016 from $2.17 billion at September 30, 2015. This increase reflects an additional $178.7 million of new, mainly four- to five-year term advances offset by $63.0 million of lower overnight advances and other principal repayments, as a combination of loan growth and share repurchases led to increased cash demands. Included in the longer term advances is $150 million of new 90 day advances that have an effective duration of four to seven years as a result of interest rate swap contracts. In addition, to reduce future interest costs, another $100 million of existing approximate four-year advances were prepaid during the three months ended March 31, 2016 and replaced with new four- and five-year interest rate swap arrangements. Prepayment penalties related to the $100 million of restructuring will be recognized in interest expense over the remaining term of the swap contracts. The average balance of borrowed funds for the six months ended March 31, 2016 was $2.18 billion, while the average balance for the six months ended March 31, 2015 was $2.38 billion, reflecting the larger borrowing balance maintained during a portion of the prior year period in connection with the strategy to increase net income discussed earlier.
Total shareholders' equity decreased $0.04 billion to $1.69 billion at March 31, 2016 from $1.73 billion at September 30, 2015. Activity reflects $37.1 million of net income in the current fiscal year reduced by $67.0 million of repurchases of outstanding common stock, two quarterly dividends totaling $11.4 million, and a combination of adjustments related to our stock compensation plan, Employee Stock Ownership Plan and accumulated other comprehensive loss. During the quarter ended March 31, 2016, a total of 1,860,000 shares of our common stock were repurchased at an average cost of $17.10 per share. A total of 3,780,000 shares were repurchased at an average cost of $17.74 per share during the six months ended March 31, 2016. At March 31, 2016, there were 4,330,000 shares remaining to be purchased under the Company's seventh repurchase program. The Company declared and paid a quarterly dividend of $0.10 per share during each of the first two fiscal quarters. As a result of an August 5, 2015 mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns 79% of the outstanding stock of the Company, waived the receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of the member vote, the MHC has the approval to waive the receipt of up to a total of $0.10 per share of future possible dividends from the Company over the quarterly period ending June 30, 2016.
Effective January 1, 2015, the Association implemented the new capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations’ (“Basel III Rules”), subject to transitional provisions extending through the end of 2018.  The Basel III Rules include a new Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer at 7.00%.  At March 31, 2016 all capital ratios substantially exceed the amounts required for the Association to be considered  "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 11.67%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 21.21% and its total capital ratio was 22.22%. Additionally, the Company's Tier 1 leverage ratio was 13.67%, its Common Equity Tier 1 and Tier 1 ratios were each 24.79% and its total capital ratio was 25.80%.
The Association's current capital ratios reflect $210 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2015, consisting of a $150 million return of capital dividend (reflecting funds that the Company had previously contributed to the Association in 2010) and an additional $60 million dividend. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of March 31, 2016 will be available on the Company's website, www.thirdfederal.com under the Investor Relations link under the "About Us" tab, beginning April 29, 2016. As was the case last quarter, the Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of March 31, 2016, the Company’s assets totaled $12.47 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•
the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("DFA") and the continuing impact of our coming under the jurisdiction of new federal regulators;

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	March 31, 2016	September 30, 2015
ASSETS
Cash and due from banks	$29,418	$22,428
Interest-earning cash equivalents	129,864	132,941
Cash and cash equivalents	159,282	155,369
Investment securities available for sale (amortized cost $567,045 and $582,091, respectively)	568,918	585,053
Mortgage loans held for sale, at lower of cost or market (none measured at fair value)	1,285	116
Loans held for investment, net:
Mortgage loans	11,345,372	11,245,557
Other loans	3,200	3,468
Deferred loan expenses, net	14,547	10,112
Allowance for loan losses	(68,307)	(71,554)
Loans, net	11,294,812	11,187,583
Mortgage loan servicing assets, net	9,475	9,988
Federal Home Loan Bank stock, at cost	69,470	69,470
Real estate owned	11,339	17,492
Premises, equipment, and software, net	59,968	57,187
Accrued interest receivable	32,560	32,490
Bank owned life insurance contracts	196,973	195,861
Other assets	62,483	58,277
TOTAL ASSETS	$12,466,565	$12,368,886
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,317,813	$8,285,858
Borrowed funds	2,283,375	2,168,627
Borrowers’ advances for insurance and taxes	76,911	86,292
Principal, interest, and related escrow owed on loans serviced	50,518	49,493
Accrued expenses and other liabilities	47,541	49,246
Total liabilities	10,776,158	10,639,516
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 287,447,243 and 290,882,379 outstanding at March 31, 2016 and September 30, 2015, respectively	3,323	3,323
Paid-in capital	1,712,384	1,707,629
Treasury stock, at cost; 44,871,507 and 41,436,371 shares at March 31, 2016 and September 30, 2015, respectively	(618,359)	(548,557)
Unallocated ESOP shares	(59,584)	(61,751)
Retained earnings—substantially restricted	667,560	641,791
Accumulated other comprehensive loss	(14,917)	(13,065)
Total shareholders’ equity	1,690,407	1,729,370
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,466,565	$12,368,886

TFS Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2016	2015	2016	2015
INTEREST INCOME:
Loans, including fees	$93,737	$92,040	$186,911	$183,875
Investment securities available for sale	2,562	2,548	5,033	5,103
Other interest and dividend earning assets	846	1,059	1,632	2,405
Total interest and dividend income	97,145	95,647	193,576	191,383
INTEREST EXPENSE:
Deposits	22,351	23,422	44,790	47,898
Borrowed funds	7,035	4,803	13,386	8,927
Total interest expense	29,386	28,225	58,176	56,825
NET INTEREST INCOME	67,759	67,422	135,400	134,558
PROVISION FOR LOAN LOSSES	(1,000)	1,000	(2,000)	3,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	68,759	66,422	137,400	131,558
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,826	1,979	3,795	4,137
Net gain on the sale of loans	1,917	1,144	2,742	1,842
Increase in and death benefits from bank owned life insurance contracts	1,841	1,599	4,184	3,500
Other	1,119	1,173	2,099	2,369
Total non-interest income	6,703	5,895	12,820	11,848
NON-INTEREST EXPENSE:
Salaries and employee benefits	25,054	24,304	50,002	47,869
Marketing services	4,331	5,685	8,652	10,185
Office property, equipment and software	5,939	5,658	11,702	11,051
Federal insurance premium and assessments	2,994	2,888	5,823	5,349
State franchise tax	1,444	1,548	2,892	2,951
Real estate owned expense, net	1,713	2,635	3,874	5,335
Other operating expenses	4,866	6,111	11,029	12,062
Total non-interest expense	46,341	48,829	93,974	94,802
INCOME BEFORE INCOME TAXES	29,121	23,488	56,246	48,604
INCOME TAX EXPENSE	9,845	7,822	19,119	16,294
NET INCOME	$19,276	$15,666	$37,127	$32,310

Earnings per share—basic and diluted	$0.07	$0.05	$0.13	$0.11
Weighted average shares outstanding
Basic	282,314,098	291,377,147	283,078,539	292,600,384
Diluted	284,486,177	293,342,875	285,412,438	294,744,776

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$119,337	$145	0.49%	$1,071,959	$630	0.24%
Investment securities	—	—	—%	2,017	6	1.19%
Mortgage-backed securities	572,583	2,562	1.79%	577,978	2,542	1.76%
Loans (1)	11,296,863	93,737	3.32%	10,898,330	92,040	3.38%
Federal Home Loan Bank stock	69,470	701	4.04%	67,936	429	2.53%
Total interest-earning assets	12,058,253	97,145	3.22%	12,618,220	95,647	3.03%
Noninterest-earning assets	333,593			320,737
Total assets	$12,391,846			$12,938,957
Interest-bearing liabilities:
NOW accounts	$988,749	$335	0.14%	$991,600	$339	0.14%
Savings accounts	1,591,385	729	0.18%	1,641,450	756	0.18%
Certificates of deposit	5,702,195	21,287	1.49%	5,835,997	22,327	1.53%
Borrowed funds	2,235,483	7,035	1.26%	2,497,977	4,803	0.77%
Total interest-bearing liabilities	10,517,812	29,386	1.12%	10,967,024	28,225	1.03%
Noninterest-bearing liabilities	168,524			160,900
Total liabilities	10,686,336			11,127,924
Shareholders’ equity	1,705,510			1,811,033
Total liabilities and shareholders’ equity	$12,391,846			$12,938,957
Net interest income		$67,759			$67,422
Interest rate spread (2)(3)			2.10%			2.00%
Net interest-earning assets (4)	$1,540,441			$1,651,196
Net interest margin (2)(5)		2.25%			2.14%
Average interest-earning assets to average interest-bearing liabilities	114.65%			115.06%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended March 31, 2016			Six Months Ended March 31, 2015
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$120,672	$231	0.38%	$1,116,561	$1,369	0.25%
Investment securities	324	2	1.23%	2,020	12	1.19%
Mortgage-backed securities	577,344	5,031	1.74%	573,168	5,091	1.78%
Loans (1)	11,265,936	186,911	3.32%	10,831,655	183,875	3.40%
Federal Home Loan Bank stock	69,470	1,401	4.03%	65,250	1,036	3.18%
Total interest-earning assets	12,033,746	193,576	3.22%	12,588,654	191,383	3.04%
Noninterest-earning assets	330,029			316,740
Total assets	$12,363,775			$12,905,394
Interest-bearing liabilities:
NOW accounts	$991,120	$675	0.14%	$990,791	$691	0.14%
Savings accounts	1,596,748	1,473	0.18%	1,647,040	1,546	0.19%
Certificates of deposit	5,689,144	42,642	1.50%	5,883,369	45,661	1.55%
Borrowed funds	2,179,389	13,386	1.23%	2,377,009	8,927	0.75%
Total interest-bearing liabilities	10,456,401	58,176	1.11%	10,898,209	56,825	1.04%
Noninterest-bearing liabilities	189,854			183,116
Total liabilities	10,646,255			11,081,325
Shareholders’ equity	1,717,520			1,824,069
Total liabilities and shareholders’ equity	$12,363,775			$12,905,394
Net interest income		$135,400			$134,558
Interest rate spread (2)(3)			2.11%			2.00%
Net interest-earning assets (4)	$1,577,345			$1,690,445
Net interest margin (2)(5)		2.25%			2.14%
Average interest-earning assets to average interest-bearing liabilities	115.08%			115.51%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.